UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 11/4/09

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

Delaware	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2009, Mr. Jason Pratt resigned from Constar’s Board of Directors in connection with his resignation from Peritus Asset Management LLC to pursue a new role with Montpelier Re Holdings Ltd. Michael Hoffman, President and Chief Executive Officer of Constar International Inc., said, “We appreciate all the effort Jason put forth in helping Constar and its new Board of Directors. We wish him well in his new endeavors.”

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On November 4, 2009, Constar’s Code of Ethics was amended to provide that a waiver from any provision of the Code of Ethics may be granted only by the Audit Committee of the Board of Directors, except that a waiver for any executive officer or member of the Board of Directors may be granted only by the Board of Directors and must be disclosed in accordance with applicable law. The Code of Ethics was also amended to specify that amendments to the Code of Ethics may only be made by the Board of Directors and must be disclosed in accordance with applicable law.

Item 8.01	Other Events.

At Constar’s Annual Stockholder Meeting held on November 5, 2009, each of Michael J. Balduino, Eric A. Balzer, Michael J. Hoffman, Lawrence V. Jackson, Ruth J. Mack and L. White Matthews was elected to Constar’s Board of Directors; the Constar International Inc. 2009 Equity Compensation Plan was approved; and the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon Constar’s financial statements for 2009 was ratified.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: November 9, 2009	By:	/s/ Michael Hoffman
Name: Michael Hoffman
Title: President and Chief Executive Officer